ROYALTY PHARMA PRESS RELEASE

ROYALTY PHARMA REPORTS THIRD QUARTER 2021 RESULTS

- **Net cash provided from operating activities (GAAP) of $470 million; Adjusted Cash Receipts[(1)] (non-GAAP) of $587 million and Adjusted Cash Flow[(2)] (non-GAAP) of $441 million**
- **Announced transactions of up to $2.8 billion in 2021, including $2.1 billion in upfront payments**
- **Raises 2021 guidance: Adjusted Cash Receipts[(1)] expected to be $2,110 to $2,130 million**

NEW YORK, NY, November 10, 2021 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the third quarter of 2021 and raised full-year 2021 guidance for Adjusted Cash Receipts[(1)] (a non-GAAP financial measure).

"We are delighted to report another quarter of impressive growth," said Pablo Legorreta, Royalty Pharma's founder and Chief Executive Officer. "Our business continues to exhibit tremendous momentum as evidenced by our existing portfolio performance, the substantial level of capital deployed this year and our robust deal pipeline. Furthermore, our development-stage royalty portfolio demonstrated encouraging progress, led by positive Phase 3 results for PT027 in asthma and the designation by the FDA of gantenerumab as a Breakthrough Therapy for Alzheimer's disease. Looking ahead, the rapid pace of innovation in biopharma continues to drive enormous capital needs; given our unique leadership role in royalty funding, we are well positioned to deliver attractive, compounding growth in the coming years".

Third quarter 2021 GAAP financial results demonstrate robust operating cash flow from royalty portfolio

- Net cash provided by operating activities decreased to $470 million; net cash used in investing activities decreased to $845 million; net cash provided by financing activities increased to $1,034 million.
- Total income and other revenues increased 9% to $586 million.

Third quarter 2021 non-GAAP financial results show strong double-digit growth

- Adjusted Cash Receipts[(1)] increased 24% to $587 million, driven by strong portfolio performance, new royalty acquisitions and a one-time payment related to Soliqua.
- Adjusted Cash Flow[(2)] grew 12% to $441 million, the sixth consecutive quarter of double-digit growth[(9)].

Positive developments across royalty portfolio

- AstraZeneca announced Phase 3 results for PT027, a potential first-in-class combination treatment for asthma.
- Roche announced gantenerumab was granted Breakthrough Therapy Designation by the FDA for Alzheimer's.

Raises financial guidance for 2021

- Royalty Pharma anticipates 2021 Adjusted Cash Receipts[(1)] to be between $2,110 million and $2,130 million (17% to 18% growth year/year), excluding new transactions announced subsequent to the date of this release.

Financial Summary	Three months ended September 30 (unaudited)		
($ and shares in millions)	2021	2020	Change
Net cash provided by operating activities (GAAP)	470	509	(8)%
Net cash used in investing activities (GAAP)	(845)	(920)	(8)%
Net cash provided by/(used in) financing activities (GAAP)	1,034	(357)	(389)%
Total income and other revenues (GAAP)	586	538	9%
Adjusted Cash Receipts[(1)] (non-GAAP)	587	472	24%
Adjusted Cash Flow[(2)] (non-GAAP)	441	394	12%
Weighted average diluted/fully diluted Class A shares outstanding	607	607	n/a

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ROYALTY PHARMA PRESS RELEASE

Third Quarter 2021 Financial Results

			Three months ended September 30 (unaudited)		
($ in millions)			2021	2020	Change
Net cash provided by operating activities (GAAP)			**470**	**509**	**(8)%**
Royalty Receipts:	**Marketer:**	**Therapeutic Area:**			
Cystic fibrosis franchise	Vertex	Rare disease	183	157	17%
Tysabri	Biogen	Neurology	96	77	25%
Imbruvica	AbbVie/J&J	Cancer	88	78	13%
Promacta	Novartis	Hematology	48	40	21%
Xtandi	Pfizer, Astellas	Cancer	40	38	5%
Januvia, Janumet, Other DPP-IVs	Merck & Co., others	Diabetes	38	34	10%
Nurtec ODT/Biohaven payment*	Biohaven	Neurology	18	0	nm
Tremfya	Johnson & Johnson	Immunology	17	—	n/a
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	12	—	n/a
Prevymis	Merck & Co.	Infectious disease	10	7	46%
Farxiga/Onglyza	AstraZeneca	Diabetes	9	8	12%
Evrysdi	Roche	Rare disease	6	—	n/a
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	5	3	35%
Emgality	Lilly	Neurology	5	3	75%
Erleada	Johnson & Johnson	Cancer	4	2	78%
IDHIFA	Bristol Myers Squibb	Cancer	3	3	(6)%
Trodelvy	Gilead	Cancer	3	1	203%
Orladeyo	BioCryst	Rare disease	3	—	n/a
HIV franchise	Gilead, others	Infectious disease	2	67	(97)%
Tazverik	Epizyme	Cancer	1	0	nm
Other products[3]			124	70	77%
Total royalty receipts			712	588	21%
Distributions to non-controlling interest			(125)	(116)	8%
Adjusted Cash Receipts[1] (non-GAAP)			**587**	**472**	**24%**

Amounts shown in the table may not add due to rounding.

*Includes royalty receipts for Nurtec of $2 million and the redemption of the Series A Biohaven Preferred Shares of $16 million (presented as proceeds from available for sale debt securities on the Statement of Cash Flows).

Net cash provided by operating activities (GAAP) was $470 million in the third quarter of 2021, a decrease of 8%, compared to $509 million in the same period of 2020. The decrease in the third quarter of 2021 resulted primarily from a $90 million upfront payment to acquire royalties on two development-stage products from MorphoSys, and higher interest paid due to a change in the timing of interest payments from quarterly to semi-annually. This decrease was partially offset by higher cash collections from financial royalty assets.

Total royalty receipts were $712 million in the third quarter of 2021, an increase of 21%, compared to $588 million in the same period of 2020. Growth in the third quarter of 2021 was largely attributable to the performance of the cystic fibrosis franchise, Tysabri, Biohaven payments, the addition of new royalties and a one-time milestone payment related to Soliqua of $45 million. This increase was partially offset by a decrease in royalty receipts from the HIV franchise which reached the end of its royalty term.

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3 Drivers of royalty receipts in the third quarter of 2021 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter). • Cystic fibrosis franchise: Royalty receipts from Vertex’s cystic fibrosis franchise, which includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio, all approved for patients with certain mutations causing cystic fibrosis, were $183 million in the third quarter of 2021, an increase of 17% compared to the same period of 2020. The increase was driven by growth in sales for the overall cystic fibrosis franchise resulting from the continued uptake of Trikafta in the United States and Kaftrio in Europe. • Tysabri: Royalty receipts from Tysabri, which is marketed by Biogen for the treatment of multiple sclerosis, were $96 million in the third quarter of 2021, an increase of 25%, compared to the same period of 2020. The increase was driven by global patient growth and beneficial shipping dynamics compared to the prior year period. • Imbruvica: Royalty receipts from Imbruvica, which is marketed by AbbVie and Johnson & Johnson for the treatment of blood cancers and chronic graft versus host disease, were $88 million in the third quarter of 2021, an increase of 13% compared to the same period of 2020. The increase was driven by global volume gains, partially offset by modest market share losses in the United States and lower new patient starts due to COVID-19. • Promacta: Royalty receipts from Promacta, which is marketed by Novartis for the treatment of chronic immune thrombocytopenia purpura (ITP) and aplastic anemia, were $48 million in the third quarter of 2021, an increase of 21% compared to the same period of 2020. Growth was driven by increased use in ITP and further uptake as a first-line treatment for severe aplastic anemia in the United States. • Xtandi: Royalty receipts from Xtandi, which is marketed by Pfizer and Astellas for the treatment of prostate cancer, were $40 million in the third quarter of 2021, an increase of 5% compared to the same period of 2020, driven by demand across various prostate cancer indications. • Januvia, Janumet, other DPP-IVs: Royalty receipts from the DPP-IVs for type 2 diabetes, which include Januvia and Janumet, both marketed by Merck & Co., were $38 million in the third quarter of 2021, an increase of 10% compared to the same period of 2020. • Nurtec ODT: Royalty receipts from Nurtec ODT, marketed by Biohaven for the acute and preventative treatment of migraine, were $2 million in the third quarter of 2021. In addition, as a result of the approval of Nurtec ODT in February 2020, Royalty Pharma received a $16 million fixed payment from Biohaven in the third quarter of 2021, the third of 16 consecutive quarterly payments to be received relating to the Series A Preferred Shares. • Tremfya: Royalty receipts from Tremfya, which is marketed by Johnson & Johnson for the treatment of plaque psoriasis and active psoriatic arthritis, were $17 million in the third quarter of 2021, driven by global expansion into new markets and market share gains. Royalty Pharma acquired a royalty interest in Tremfya in July 2021. • Cabometyx/Cometriq: Royalty receipts from Cabometyx/Cometriq, which is marketed by Exelixis, Ipsen and Takeda, were $12 million in the third quarter of 2021, driven by the uptake of Cabometyx in combination with Opdivo as a first-line treatment for patients with advanced renal cell carcinoma. Royalty Pharma acquired a royalty interest in Cabometyx/Cometriq in March 2021.

4 • HIV franchise: Royalty receipts from the HIV franchise, which is based on products marketed by Gilead that contain emtricitabine, including Biktarvy, Genvoya and Truvada, among others, were $2 million in the third quarter of 2021, a decrease of 97% compared to the same period of 2020. This decrease was driven by the HIV franchise reaching the end of its royalty term. • Additional highlights: ◦ Evrysdi: Royalty receipts from Evrysdi, marketed by Roche for the treatment of spinal muscular atrophy (SMA) in adults and children two months of age and older, were $6 million in the third quarter of 2021, with uptake driven by both new and previously-treated patients and observed across all SMA patient types. Royalty Pharma acquired a royalty interest in Evrysdi in July 2020. ◦ Orladeyo: Royalty receipts from Orladeyo, marketed by BioCryst for the treatment of hereditary angioedema (HAE), were $3 million in the third quarter of 2021, with uptake driven by patient switches from other prophylactic therapies and from those receiving acute-only treatment. Royalty Pharma acquired a royalty interest in Orladeyo in December 2020. ◦ Trodelvy: Royalty receipts from Trodelvy, marketed by Gilead for the treatment of metastatic triple negative breast cancer and metastatic urothelial cancer, were $3 million in the third quarter of 2021. Uptake was driven by demand for two new indications approved in April 2021, namely 2L+ metastatic triple-negative breast cancer and urothelial cancer. Distributions to non-controlling interest, which reduce royalty receipts to arrive at Adjusted Cash Receipts(1), were $125 million in the third quarter of 2021, an increase of 8% compared to the same period of 2020, primarily due to a distribution to non-controlling interest related to the one-time Soliqua milestone payment. As a percent of total royalty receipts, distributions to non-controlling interest decreased to 17.6% in the third quarter of 2021, compared to 19.8% in the prior year period, driven by the addition of new royalties with no non-controlling interest contribution and reduced royalties from products with a higher percentage contribution to non-controlling interest, such as the HIV franchise. Adjusted Cash Receipts(1) (non-GAAP) were $587 million in the third quarter of 2021, an increase of 24% compared to the same period of 2020, reflecting higher royalty receipts. Adjusted EBITDA(4) (non-GAAP) is comprised of Adjusted Cash Receipts less payments for operating and professional costs. In the third quarter of 2021, Adjusted EBITDA was $533 million, a 29% increase compared to Adjusted EBITDA(4) of $413 million in the third quarter of 2020, which was largely attributable to the following items: • Adjusted Cash Receipts(1) growth of 24% as compared to the same period in 2020 and; • Payments for operating and professional costs of $54 million (representing 9% of Adjusted Cash Receipts) compared to $59 million in the third quarter of 2020 (representing 13% of Adjusted Cash Receipts). Payments for operating and professional costs in the third quarter of 2020 reflected expenses for the initial public offering and inaugural bond offering. Adjusted Cash Flow(2) (non-GAAP) is comprised of Adjusted EBITDA(4) less ongoing development-stage funding payments, net interest paid and miscellaneous other items. In the third quarter of 2021, Adjusted Cash Flow was $441 million, a 12% increase compared to Adjusted Cash Flow of $394 million for the same period of 2020. The increase primarily resulted from the growth in Adjusted Cash Receipts(1). This was partially offset by higher net interest paid, investments in non- consolidated affiliates and a $16 million one-time cash payment related to the 2021 Notes (as defined below). Net interest

5 paid of $65 million in the third quarter of 2021 as compared to net interest paid of $15 million in the same period of 2020 resulted from a shift to semi-annual interest payments with the issuance of $6 billion of senior unsecured notes completed in September 2020. A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures.’ Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products. • Biohaven: In November 2021, Biohaven announced a strategic collaboration with Pfizer for the commercialization of rimegepant outside the United States. Pfizer also gains rights outside the U.S. to zavegepant, which is being studied in an intranasal delivery and an oral formulation in Phase 3 clinical trials for migraine indications. Royalty Pharma is entitled to royalties on annual worldwide net sales of rimegepant (commercialized as Nurtec ODT in the U.S.) and zavegepant. • Trodelvy: In October 2021, Gilead announced that the European Medicines Agency (EMA) adopted a positive opinion for Trodelvy as a monotherapy indicated for adult patients with unresectable or metastatic triple-negative breast cancer (TNBC) who have received two or more prior systemic therapies, at least one of them for advanced disease. The final European Commission decision on the Marketing Authorization Application for Trodelvy is anticipated later in 2021. • Gantenerumab: In October 2021, Roche announced that gantenerumab, an anti-amyloid beta antibody developed for subcutaneous administration, has been granted Breakthrough Therapy Designation by the FDA for the treatment of people living with Alzheimer’s disease. This designation is based on data showing that gantenerumab significantly reduced brain amyloid plaque, a pathological hallmark of Alzheimer’s disease, in the ongoing SCarlet RoAD and Marguerite RoAD open-label extension trials, as well as other studies. As a reminder, the gantenerumab royalty rate is tiered between 5.5% and 7.0% of which Royalty Pharma owns a 60% interest. • PT027: In September 2021, AstraZeneca and Avillion announced positive results from MANDALA and DENALI, two Phase 3 trials evaluating PT027 (albuterol/budesonide) in patients with asthma. PT027 is a potential first-in-class inhaled, fixed-dose combination of albuterol, a short-acting beta2-agonist, and budesonide, an inhaled corticosteroid. In MANDALA, PT027 demonstrated a statistically significant and clinically meaningful reduction in the risk of severe exacerbations compared to albuterol, when used as a rescue medicine in response to symptoms. In DENALI, PT027 showed a statistically significant improvement in lung function measured by forced expiratory volume in one second, compared to the individual components albuterol and budesonide, and compared to placebo. The safety and tolerability of PT027 in both trials was consistent with the known profiles of the components. As a reminder, Royalty Pharma is entitled to tiered royalties in the low-single digits on annual worldwide net sales, a series of success-based milestones and other potential payments. • Cabometyx: In September 2021, Exelixis announced that the FDA had approved Cabometyx for patients with previously treated radioactive iodine-refractory differentiated thyroid cancer. The approval was based on the Phase 3 COSMIC-311 pivotal trial.

6 In September 2021, Exelixis announced detailed results from the expanded Cohort 6 of the Phase 1b COSMIC-021 trial of Cabometyx in combination with atezolizumab in patients with metastatic castration-resistant prostate cancer (CRPC), which included patients with metastatic CRPC who had been previously treated with novel hormone therapies enzalutamide and/or abiraterone acetate used along with prednisone. Following discussions with FDA, Exelixis will not pursue a regulatory submission for the combination regimen based on cohort 6 of COSMIC-021. CONTACT-02, a global Phase 3 pivotal trial that initiated enrollment in June 2020 may serve as a basis for future regulatory applications. In August 2021, Exelixis announced that its partners Takeda and Ono received approval in Japan for Cabometyx in combination with Opdivo for the treatment of unresectable or metastatic renal cell carcinoma. Approval is based on the CheckMate -9ER trial of Cabometyx in combination with Opdivo, which demonstrated superior overall survival and doubled mean progression-free survival and objective response rate versus sunitinib, with a favorable safety profile. • Imbruvica: In August 2021, AbbVie announced that the U.S. District Court for the District of Delaware had issued a decision holding patent rights relating to Imbruvica were valid and infringed by a generic product from Alvogen and Natco. The decision, which is subject to appeal, prohibits regulatory approval of that generic product until the last AbbVie patent expires. Previously, AbbVie entered into several settlement and license agreements with other generic companies. Consequently, Abbvie does not expect any generic product entry prior to March 30, 2032, assuming pediatric exclusivity is granted. • Oxlumo: In July 2021, Alnylam announced results from ILLUMINATE-C, a Phase 3 open-label study of lumasiran in patients of all ages with advanced primary hyperoxaluria type 1 (PH1) associated with progressive decline in renal function. Results from the primary analysis at six months demonstrated a substantial reduction in plasma oxalate from baseline in patients with advanced disease, including those on hemodialysis. The safety and tolerability profile of lumasiran following six months of treatment was encouraging across all ages, with no drug related serious adverse events and injection site reactions as the most common adverse event. Summary of Recent Royalty Acquisition Activity • MorphoSys: On July 15, 2021, Royalty Pharma closed a long-term strategic funding partnership with MorphoSys AG (“MorphoSys”) to enable MorphoSys’ acquisition of Constellation Pharmaceuticals. Royalty Pharma agreed to provide funding to MorphoSys of up to $2.025 billion comprised of an upfront payment of $1.425 billion, additional milestone payments of up to $150 million, access to capital of up to $350 million (“Development Funding Bonds’’), with the flexibility to draw over a one year period from the close of the acquisition with a minimum draw of $150 million, and purchased $100 million of ordinary shares. The funding partnership is anchored by Royalty Pharma’s acquisition of MorphoSys’ rights to receive future royalties on Janssen’s Tremfya (guselkumab). In addition, Royalty Pharma acquired the rights to receive royalties and certain milestone payments on four development-stage therapies (gantenerumab, otilimab, pelabresib and CPI-0209). Liquidity and Capital Resources • As of September 30, 2021, Royalty Pharma had cash, cash equivalents and marketable securities in the amount of $2.0 billion and long-term debt with principal value of $7.3 billion.

7 • In July 2021, Royalty Pharma completed a $1.3 billion issuance of senior unsecured notes (the “2021 Notes”), including its first ever social bond. The 2021 Notes are comprised of $600 million principal amount of notes due September 2031 (which are the social bond) and $700 million principal amount of notes due September 2051 at a weighted-average coupon of 2.8% and pay interest semi-annually, with the first initial interest payment occurring in March 2022. This transaction extended Royalty Pharma’s weighted-average maturity to 13.3 years as of July 26, 2021 and resulted in an attractive total weighted-average cost of debt of 2.24%. • In July 2021, as discussed above, Royalty Pharma closed a funding partnership with MorphoSys to enable MorphoSys’ acquisition of Constellation Pharmaceuticals. This transaction resulted in a cash outflow of $1.525 billion comprised of a $1.425 billion upfront payment and the purchase of $100 million of MorphoSys ordinary shares. 2021 Financial Outlook Royalty Pharma has provided guidance for full-year 2021 as follows: Provided November 10, 2021 Adjusted Cash Receipts(1) (non-GAAP) excluding new transactions announced after the date of this release $2,110 million to $2,130 million (previously $2,080 million to $2,120 million) Royalty Pharma also expects that payments for operating and professional costs will be approximately 9% of Adjusted Cash Receipts in 2021. Royalty Pharma expects interest paid to be approximately $130 million for the full year of 2021. Based on the semi-annual interest payment schedule of Royalty Pharma’s existing bonds, interest paid is anticipated to be a de minimis amount recorded in the fourth quarter. The projection assumes no additional debt financing in 2021. Royalty Pharma expects to make its first semi-annual interest payment on the 2021 Notes in March 2022, resulting in total expected interest paid to be approximately $170 million in 2022. Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company. Royalty Pharma has not reconciled its non-GAAP 2021 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from non-consolidated affiliates and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time. Financial Results Call Royalty Pharma will host a conference call and simultaneous webcast to discuss this financial results release today at 8:00 a.m., Eastern Time. A live webcast may be accessed from the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events. Please allow at least five minutes to register and access the presentation. A replay of the conference call and webcast will be archived on the company's website for at least

8 30 days. To ask a question during the live broadcast or listen without internet access, please dial in at least 15 minutes in advance to ensure a timely connection to the call. The conference call can be accessed live over the phone for U.S. callers by dialing (833) 519-1253, or for international callers by dialing +1 (914) 800-3826. The passcode to access the conference call is 1764468. About Royalty Pharma Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 45 commercial products, including AbbVie and Johnson & Johnson’s Imbruvica, Astellas’ and Pfizer’s Xtandi, Biogen’s Tysabri, Johnson & Johnson’s Tremfya, Gilead’s Trodelvy, Merck’s Januvia, Novartis’ Promacta, Vertex’s Kalydeco, Orkambi, Symdeko and Trikafta, and nine development-stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma's strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma's performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company's own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no

9 representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma's reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov. Use of Non-GAAP Measures Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma's GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities. Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma's significant operating cash flow is one of the attributes that attracts potential investors to its business. In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities. Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s credit agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma's liquidity. Management uses Adjusted Cash Flow to evaluate its ability to generate cash and performance of the business and to evaluate the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to compare its performance against non-GAAP adjusted net income measures used by many companies in the

10 biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma's industry. The non-GAAP financial measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma's results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being net cash provided by operating activities at Table 5. Royalty Pharma Investor Relations and Communications +1 (212) 883-6772 ir@royaltypharma.com

11 Royalty Pharma plc Condensed Consolidated Income Statement (unaudited) Table 1 Three months ended September 30 ($ in millions) 2021 2020 Income and other revenues: Income from financial royalty assets 506 499 Revenue from intangible royalty assets 63 35 Other royalty income 17 5 Total income and other revenues 586 538 Operating expenses: Provision for changes in expected cash flows from financial royalty assets 138 (34) Research and development funding expense 91 5 Amortization of intangible royalty assets 6 6 General and administrative expenses 49 51 Total operating expenses, net 283 28 Operating income 303 511 Other (income)/expense: Equity in earnings of non-consolidated affiliates (3) (14) Interest expense 44 31 Other expense/(income), net 40 (131) Total other expense/(income), net 81 (114) Consolidated net income before tax 222 624 Income tax expense — — Consolidated net income 222 624 Net income attributable to non-controlling interest 120 334 Net income attributable to controlling interest 102 291 Amounts may not add due to rounding.

12 Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of September 30, 2021 As of December 31, 2020 Cash and cash equivalents 1,801 1,009 Marketable securities 246 983 Total financial royalty assets, net 14,594 12,955 Total assets 17,732 16,020 Long-term debt 7,091 5,817 Total liabilities 7,346 6,124 Total shareholders’ equity 10,387 9,896

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc

Condensed Consolidated Statements of Cash Flows (unaudited)

Table 3

($ in millions)	Three months ended September 30 2021	Three months ended September 30 2020	Nine months ended September 30 2021	Nine months ended September 30 2020
Cash flows from operating activities:				
Cash collections from financial royalty assets	639	546	1,733	1,549
Cash collections from intangible royalty assets	38	34	113	104
Other royalty cash collections	13	4	27	13
Distributions from non-consolidated affiliates	6	4	28	36
Interest received	1	4	3	7
Derivative collateral received	23	—	35	45
Derivative collateral posted	(25)	—	(35)	—
Termination payments on derivative instruments	(16)	—	(16)	(35)
Ongoing development-stage funding payments	(1)	(5)	(6)	(19)
Upfront development-stage funding payments	(90)	—	(90)	—
Payments for operating and professional costs	(54)	(59)	(135)	(129)
Interest paid	(65)	(19)	(130)	(102)
Net cash provided by operating activities	**470**	**509**	**1,528**	**1,469**
Cash flows from investing activities:				
Distributions from non-consolidated affiliates	—	—	1	15
Investments in non-consolidated affiliates	(11)	—	(28)	(29)
Purchases of equity securities	(100)	—	(100)	(50)
Proceeds from equity securities	7	—	116	—
Purchases of available for sale debt securities	(18)	—	(53)	—
Proceeds from available for sale debt securities	16	—	47	—
Purchases of marketable securities	(28)	(391)	(756)	(1,095)
Proceeds from sales and maturities of marketable securities	624	274	1,493	610
Acquisitions of financial royalty assets	(1,336)	(802)	(2,020)	(1,377)
Milestone payments	—	—	(19)	—
Net cash used in investing activities	**(845)**	**(920)**	**(1,319)**	**(1,927)**
Cash flows from financing activities:				
Distributions to shareholders/unitholders	—	—	—	(285)
Distributions to non-controlling interest	(125)	(116)	(364)	(401)
Distributions to non-controlling interest- other	(33)	(46)	(120)	(74)
Dividends to shareholders	(73)	(55)	(212)	(55)
Contributions from non-controlling interest- R&D	2	1	6	6
Contributions from non-controlling interest- other	3	—	12	30
Scheduled repayments of long-term debt	—	—	—	(94)
Repayments of long-term debt	—	(5,946)	—	(11,116)
Proceeds from issuance of long-term debt	1,273	5,851	1,273	11,891
Debt issuance costs and other	(12)	(38)	(12)	(47)
Proceeds from issuance of Class A ordinary shares upon IPO, net of offering costs	—	(9)	—	1,910
Net cash provided by/(used in) financing activities	**1,034**	**(357)**	**583**	**1,765**
Net change in cash and cash equivalents	659	(769)	792	1,307
Cash and cash equivalents, beginning of period	1,142	2,322	1,009	246
Cash and cash equivalents, end of period	**1,801**	**1,553**	**1,801**	**1,553**

Amounts may not add due to rounding.

13

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Non-GAAP Financial Measures (unaudited)
Table 4

($ in millions)	Three months ended September 30 2021	2020	Change
Net cash provided by operating activities (GAAP)	470	509	(8)%
Products:			
Cystic fibrosis franchise	183	157	17%
Tysabri	96	77	25%
Imbruvica	88	78	13%
Promacta	48	40	21%
Xtandi	40	38	5%
Januvia, Janumet, Other DPP-IVs	38	34	10%
Nurtec ODT / Biohaven payment*	18	0	nm
Tremfya	17	—	n/a
Cabomeytx/Cometriq	12	—	n/a
Prevymis	10	7	46%
Farxiga/Onglyza	9	8	12%
Evrysdi	6	—	n/a
Crysvita	5	3	35%
Emgality	5	3	75%
Erleada	4	2	78%
IDHIFA	3	3	(6)%
Trodelvy	3	1	203%
Orladeyo	3	—	n/a
HIV franchise	2	67	(97)%
Tazverik	1	0	nm
Other products[3]	124	70	77%
Total royalty receipts	**712**	**588**	**21%**
Distributions to non-controlling interest	(125)	(116)	8%
Adjusted Cash Receipts (non-GAAP)[1]	**587**	**472**	**24%**
Payments for operating and professional costs	(54)	(59)	(10)%
Adjusted EBITDA (non-GAAP)[4]	**533**	**413**	**29%**
Interest paid, net	(65)	(15)	327%
Investments in non-consolidated affiliates	(11)	—	n/a
Ongoing development-stage funding payments	(1)	(5)	(90)%
Other	(18)	—	n/a
Contributions from non-controlling interest- R&D	2	1	81%
Adjusted Cash Flow (non-GAAP)[2]	**441**	**394**	**12%**

Amounts may not add due to rounding.

*Includes royalty receipts for Nurtec ODT of $2 million and the redemption of the Series A Biohaven Preferred Shares of $16 million (presented as proceeds from available for sale debt securities on the Statement of Cash Flows).

14

15 Royalty Pharma plc GAAP to Non-GAAP Reconciliation (unaudited) Table 5 Three months ended September 30 ($ in millions) 2021 2020 Net cash provided by operating activities (GAAP) 470 509 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 — Interest paid, net(6) 65 15 Ongoing development-stage funding payments(7) 1 5 Upfront development-stage funding payments(7) 90 — Payments for operating and professional costs 54 59 Termination payments on derivative instruments 16 — Distributions to non-controlling interest(6) (125) (116) Derivative collateral received, net(6) 2 — Adjusted Cash Receipts (non-GAAP)(1) 587 472 Net cash provided by operating activities (GAAP) 470 509 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 — Interest paid, net(6) 65 15 Ongoing development-stage funding payments(7) 1 5 Upfront development-stage funding payments(7) 90 — Termination payments on derivative instruments 16 — Distributions to non-controlling interests(6) (125) (116) Derivative collateral received, net(6) 2 — Adjusted EBITDA (non-GAAP)(4) 533 413 Net cash provided by operating activities (GAAP) 470 509 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 — Upfront development-stage funding payments(7) 90 — Distributions to non-controlling interests(6) (125) (116) Investment in non-consolidated affiliates(6)(8) (11) — Contribution from non-controlling interest- R&D(6) 2 1 Adjusted Cash Flow (non-GAAP)(2) 441 394 Amounts may not add due to rounding.

16 Notes (1) Adjusted Cash Receipts is a measure calculated with inputs directly from the Statement of Cash Flows and includes (1) royalty receipts: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from non-consolidated affiliates, plus (2) Proceeds from available for sale debt securities, and less (3) Distributions to non-controlling interest, which represents contractual distributions to historical non-controlling interest attributable to a de minimis interest in RPCT held by certain legacy investors and to a new non- controlling interest that was created as a result of the Exchange Offer Transactions in February 2020 related to the Legacy Investors Partnerships’ ownership of approximately 18% in Old RPI. See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 24, 2021 for additional discussion. See GAAP to Non-GAAP reconciliation at Table 5. (2) Adjusted Cash Flow is defined as Adjusted EBITDA less (1) Ongoing development-stage funding payments, (2) interest paid, net of interest received, (3) other (including Derivative collateral posted, net of Derivative collateral received and Termination payments on derivative instruments) and (4) Investments in non-consolidated affiliates, and plus (1) Contributions from non-controlling interest- R&D, all directly reconcilable to the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5. (3) Other products primarily include royalties on the following products: Letairis, Lyrica, Cimzia, Entyvio, Lexiscan, Myozyme, Mircera, Nesina, Soliqua and contributions from the Legacy SLP Interest. In the three month period ended September 30, 2021, we collected a one-time $45.0 million milestone payment on Soliqua. (4) Adjusted EBITDA is important to lenders and is defined under the credit agreement as Adjusted Cash Receipts less payments for operating and professional costs. Operating and professional costs are comprised of Payments for operating and professional costs from the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5. (5) Receipts from the redemption of Royalty Pharma’s Series A Biohaven Preferred Shares are presented as Proceeds from available for sale debt securities on the Statement of Cash Flows. (6) The table below shows the line item for each adjustment and the direct location for such line item on the Statement of Cash Flows. Reconciling adjustment Statement of Cash Flows classification Proceeds from available for sale debt securities Investing activities Investments in non-consolidated affiliates Investing activities Distributions to non-controlling interest Financing activities Interest paid, net Operating activities (Interest paid less Interest received) Derivative collateral received, net Operating activities (Derivative collateral received less Derivative collateral posted) Contributions from non-controlling interest- R&D Financing activities (7) Royalty Pharma’s lenders consider all payments made to support R&D activities for products undergoing late-stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. All ongoing and upfront development-stage funding payments are reported in R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA. As a result, Adjusted EBITDA captures the full add-back for R&D funding payments while Adjusted Cash Flow only reflects the add- back for the upfront portion of development-stage funding payments due to the fact that ongoing development-stage funding payments are considered an ongoing business expense. (8) Royalty Pharma considers all payments to fund its operating joint ventures that are performing R&D activities for products undergoing late stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion entities, are deducted to arrive at Adjusted Cash Flow, but are not deducted in Adjusted EBITDA. (9) To aid in comparability in the calculation of year/year growth, reported Adjusted Cash Flow for each quarterly period in 2020 is compared against pro forma Adjusted Cash Flow for the corresponding quarter in 2019, which adjusts certain cash flow line items as if Royalty Pharma’s Reorganization Transactions (as described in the Company’s final prospectus filed with the SEC on June 17, 2020 (‘Prospectus’)) and its initial public offering (IPO) had taken place on January 1, 2019. The most significant difference between the pro forma and reported figures is the new non-controlling interest that resulted from the Reorganization Transactions. A new contractual non-controlling interest arose in the Reorganization transaction that results in a higher distribution to non-controlling interests on a pro forma basis as compared to prior historical periods. Less material differences also arise in the Royalty Receipts line for ‘Other products’ as well as Payments for operating and professional costs, and interest paid, net.